Exhibit 99.2

TOBIRA THERAPEUTICS, INC.

Report of Independent Registered Public Accounting Firm

Tobira Therapeutics, Inc.

The Board of Directors and Stockholders

We have audited the accompanying balance sheets of Tobira Therapeutics, Inc. as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tobira Therapeutics, Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, a working capital deficit and an accumulated deficit at December 31, 2014, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Redwood City, California

March 4, 2015

TOBIRA THERAPEUTICS, INC.

Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$6,178	$4,088
Prepaid expenses and other current assets	1,013	121

Total current assets	7,191	4,209
Property and equipment, net	474	19
Restricted cash	334	50
Other assets	347	—

Total assets	$8,346	$4,278

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,887	$875
Accrued expenses and other liabilities	6,503	2,270
Capital lease obligation	21	—
Deferred rent	57	—
Term loan	—	1,820
Convertible notes, related party	29,770	20,553

Total current liabilities	38,238	25,518
Capital lease obligations	40	—
Deferred rent	219	—
Term loan	14,789	—
Preferred stock warrant liabilities	2,460	2,773

Total liabilities	55,746	28,291

Commitments and contingencies

Series A, noncumulative convertible preferred stock, par value $0.0001; 1,043,011 shares authorized at December 31, 2014 and 2013; 994,866 issued and outstanding at December 31, 2014 and 2013; liquidation value of $31,000 at December 31, 2014 and 2013	30,908	30,908
Series B, noncumulative convertible preferred stock, par value $0.0001; 5,133,477 and 4,338,221 shares authorized at December 31, 2014 and 2013, respectively; 2,151,722 issued and outstanding at December 31, 2014 and 2013; liquidation value of $54,600 at December 31, 2014 and 2013	31,074	31,074
Stockholders’ deficit:
Common stock, par value $0.0001; 8,456,867 and 7,661,611 shares authorized at December 31, 2014 and 2013, respectively; 282,157 shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	4,378	3,665
Accumulated other comprehensive income (loss)	—	—
Accumulated deficit	(113,760)	(89,660)

Total stockholders’ deficit	(109,382)	(85,995)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,346	$4,278

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Year Ended December 31,
	2014	2013
Operating expenses
Research and development	$12,181	$12,413
General and administrative	7,840	2,764

Total operating expenses	20,021	15,177

Loss from operations	(20,021)	(15,177)
Other income (expense), net
Interest expense	(4,989)	(3,684)
Change in fair value of preferred stock warrant liabilities	1,181	272

Loss before income tax expense	(23,829)	(18,589)
Income tax expense	271	—

Net loss and comprehensive loss	$(24,100)	$(18,589)

Net loss per share, basic and diluted	$(85.41)	$(67.66)

Weighted-average common shares outstanding, basic and diluted	282,157	274,735

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

							Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	994,866	$30,908	2,151,722	$31,074	267,682	$—	$2,054	$—	$(71,071)	$(69,017)
Restricted common stock vested in period	—	—	—	—	378	—	2	—	—	2
Stock-based compensation	—	—	—	—	—	—	423	—	—	423
Stock options exercised	—	—	—	—	14,097	—	63	—	—	63
Beneficial conversion feature related to convertible promissory note	—	—	—	—	—	—	1,123	—	—	1,123
Net loss	—	—	—	—	—	—	—	—	(18,589)	(18,589)

Balance at December 31, 2013	994,866	30,908	2,151,722	31,074	282,157	—	3,665	—	(89,660)	(85,995)
Reclassification of stock award liability from equity upon modification	—	—	—	—	—	—	(399)	—	—	(399)
Reclassification of stock award liability to equity upon expiration	—	—	—	—	—	—	292	—	—	292
Stock-based compensation	—	—	—	—	—	—	820	—	—	820
Net loss	—	—	—	—	—	—	—	—	(24,100)	(24,100)

Balance at December 31, 2014	994,866	$30,908	2,151,722	$31,074	282,157	$—	$4,378	$—	$(113,760)	$(109,382)

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(24,100)	$(18,589)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	51	18
Stock-based compensation	713	423
Loss on disposal of assets	3	—
Amortization of debt discount	1,070	1,257
Change in fair value of preferred stock warrant liabilities	(1,181)	(272)
Noncash interest expense on convertible note	2,393	1,422
Amortization of beneficial conversion feature	928	800
Amortization of debt issuance costs	26	20
Change in assets and liabilities:
Prepaid expenses and other assets	(1,152)	400
Restricted cash	(284)	—
Accounts payable and accrued expenses	2,852	(2,373)
Deferred rent	16	—

Net cash used in operating activities	(18,665)	(16,894)

Investing activities
Purchase of property and equipment	(180)	(1)

Net cash used in investing activities	(180)	(1)

Financing activities
Proceeds from borrowings – term loan, net	14,794	—
Proceeds from convertible notes, related party	7,982	11,980
Proceeds from sale of common stock	—	63
Payments on term loan	(1,833)	(2,000)
Payments on capital lease obligations	(8)	—

Net cash provided by financing activities	20,935	10,043

Net increase (decrease) in cash and cash equivalents	2,090	(6,852)
Cash and cash equivalents at beginning of year	4,088	10,940

Cash and cash equivalents at end of year	$6,178	$4,088

Supplemental disclosure of cash flow information
Interest paid	$479	$188

Noncash activities:
Issuance of warrants in connection with the term loan and convertible notes, related party	$868	$570

Reclassification of stock award liability from equity upon modification	$399	$—

Reclassification of stock award liability to equity upon expiration	$292	$—

Landlord paid leasehold improvements	$259	$—

Equipment purchased under capital leases	$70	$—

Beneficial conversion feature related to convertible notes	$—	$1,123

Common stock vested	$—	$2

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Notes to Financial Statements

1.	Organization and Basis of Presentation

Tobira Therapeutics, Inc. (the Company) was incorporated in the State of Delaware on September 11, 2006 (inception), and is headquartered in South San Francisco, California. The Company is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis, and inflammation. Since inception through December 31, 2014, the Company has been engaged in development activities, including devoting substantially all of its efforts to conducting research, product development, recruiting personnel, establishing office facilities and obtaining financing. The Company has not generated any revenues from its planned principal operations and has incurred operating losses in each year through December 31, 2014.

The Company has a limited operating history and the revenue and income potential of the Company’s business and market are unproven. The Company has experienced recurring net losses and negative cash flows from operating activities since its inception. The Company recorded net losses of $24.1 million and $18.6 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the Company had a working capital deficit of $31.1 million and $21.3 million, respectively, and an accumulated deficit of $113.8 million and $89.7 million, respectively. Due to the Company’s continuing research and development activities, the Company expects to continue to incur net losses into the foreseeable future. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

The Company anticipates that it will continue to incur losses into the foreseeable future and plans to fund its losses from operations and capital funding needs through future public or private equity or debt financings, other third-party funding, collaborations, strategic alliances and licensing arrangements or a combination of these. There can be no assurance that the Company will be able to obtain equity or debt financing on acceptable terms, or at all. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, and future prospects, including its ability to continue as a going concern.

The Company’s recurring net losses, working capital deficit and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Reverse Stock Split

On July 28, 2014, the Company effected a 1-26.4065866 reverse stock split of the Company’s common stock, convertible preferred stock, preferred stock warrants and options for common stock. The par value was not adjusted as a result of the reverse stock split.

On February 23, 2015, in connection with the reverse stock split on July 28, 2014, the Company filed a correction to its amended articles of incorporation to effect a reverse stock split of its authorized shares of common stock, Series A preferred stock and Series B preferred stock.

As a result of both events noted above, the accompanying financial statements and notes to the financial statements give retroactive effect to the reverse split for all periods presented.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to the valuation of preferred stock warrants, equity awards and clinical trial accruals. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase as cash equivalents. Cash and cash equivalents primarily represent funds invested in readily available checking and saving accounts, and funds that invest in securities issued or guaranteed as to the principal and interest by the U.S. government. Cash and cash equivalents are recorded at face value or cost, which approximates fair market value. At times, the Company has cash and cash equivalents deposited at financial institutions in excess of federally insured deposit limits. Cash is held on deposit in major financial institutions and is subject to minimal credit risk.

Fair Value of Financial Instruments

Financial assets and liabilities are recorded at fair value. The carrying amounts of certain of our financial instruments, including cash equivalents, accounts payable and accrued expenses, approximate their fair value due to their short term maturities. Based on prevailing borrowing rates available to the Company for loans with similar terms, the Company believes that the fair value of long-term debt approximates its carrying value. The carrying amount of the warrant liability represents its fair value.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

The Company values its assets and liabilities based on observable market prices or inputs. If observable prices or inputs are not available, fair values are measured using unobservable inputs based on the Company’s own assumptions about what market participants would use to price the asset or liability.

Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the observability of significant inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical unrestricted assets or liabilities;

•	Level 2 inputs for similar assets and liabilities in active markets other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•	Level 3 inputs that are significant to the fair value measurement and unobservable (i.e. supported by little or no market activity), which require the reporting entity to develop its own valuation techniques and assumptions.

Property and Equipment

The Company records its property and equipment at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which are three to five years depending on asset class. Leasehold improvements are amortized over their estimated useful life or the related lease term, whichever is shorter. The Company expenses repair and maintenance costs as they are incurred.

Long-Lived Assets

The Company assesses the carrying value and estimated lives of all of its long-lived assets, including property and equipment, for impairment on an annual basis and whenever events or changes in circumstances and the undiscounted cash flows generated by those assets indicate that the carrying amount of such assets may not be recoverable. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objectives. Should impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset’s fair value. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future cash flows to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses through December 31, 2014.

Preferred Stock Warrants

The Company has issued freestanding warrants to purchase shares of its convertible preferred stock. The Company accounts for its warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. The warrants are recorded as a liability on the Company’s balance sheet at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net in the accompanying statements of operations and comprehensive loss. The warrant liabilities will continue to be re-measured to fair value until such time as the warrants are no longer outstanding or the underlying securities into which the warrants are exercisable no longer contain deemed liquidation provisions that are outside the control of the Company. The Company estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, expected yield, and risk-free interest rate.

Research and Development Expenses

Research and development expenses consist primarily of fees paid to contract research organizations and other vendors for clinical, non-clinical and manufacturing services, salaries and related overhead expenses, consultant expenses, costs related to acquiring manufacturing materials and costs related to compliance with regulatory requirements.

The Company recognizes research and development expenses as incurred, typically estimated based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, manufacturing steps completed, or information provided by vendors on their actual costs incurred. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. These estimates are made by the Company as of each balance sheet date based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the estimate accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are capitalized as prepaid expenses and recognized as expense in the period that the related goods are consumed or services are performed.

The Company may pay fees to third-parties for clinical, non-clinical and manufacturing services that are based on contractual milestones that may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense.

Patent Expenses

The Company expenses all costs incurred in connection with filing patent applications, including direct application fees, legal and consulting expenses. These costs are expensed as incurred since the recoverability of such expenditures is uncertain and are included in general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Stock-Based Compensation Expense

For stock options granted to employees, the Company recognizes compensation expense for all stock-based awards based on the grant-date estimated fair value. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period. The fair value of stock options is determined using the Black-Scholes option pricing model net of estimated forfeitures. The determination of fair value for stock-based awards on the date of grant using an option pricing model requires management to make certain assumptions regarding a number of complex and subjective variables.

Stock-based compensation expense related to stock options granted to nonemployees is recognized based on the fair value of the stock options, determined using the Black-Scholes option pricing model, as they are earned. The awards generally vest over the time period the Company expects to receive services from the non-employee. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes, in the period such determination is made.

The Company follows the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position. The Company has not recognized interest or penalties in its statements of operations and comprehensive loss since inception.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events or circumstances from non-owner sources. Net loss and comprehensive loss were the same for all periods presented in the accompanying financial statements.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, convertible preferred stock, convertible notes and accrued interest, unvested restricted common stock subject to repurchase, stock options and preferred stock warrants are considered to be potentially dilutive securities and are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive. Therefore, basic and diluted net loss per share was the same for all periods presented due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares):

	As of December 31,
	2014	2013
Convertible preferred stock	3,902,675	3,836,805
Warrants to purchase preferred stock	630,663	456,529
Common stock options	776,636	527,950
Convertible notes	2,355,338	1,638,019

Total	7,665,312	6,459,303

Recent Accounting Pronouncements

In August 2014, the Financing Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. This guidance is effective for annual periods ending after December 15, 2016, and, as such, will be applicable to the Company in 2017. Early adoption is permitted. The Company does not expect this standard to have a material impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Enterprises: Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This guidance removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP as well as requirements for development stage entities to (i) present inception-to-date information in the statements of income, cash flow, and stockholders’ equity, (ii) label the financial statements as those of a development stage entity, (iii) disclose a description of development stage activities in which the entity is engaged, and (iv) disclose in the first year in which the entity is no longer a development stage entity whereby, in prior reporting periods, the entity had been in the development stage. Early application of each amendment is permitted. The Company elected to early adopt the provisions of this guidance in the fourth quarter of 2014 and has eliminated inception-to-date financial statement reporting as well as labeling and related disclosures as a development stage entity in the accompanying financial statements.

In June 2014, the FASB issued an accounting standards update that requires a performance target that affects vesting of a share-based payment award and that could be achieved after the requisite service period to be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized over the required service period, if it is probable that the performance target will be achieved. This guidance will be effective for fiscal years beginning after December 15, 2015, which will be the Company’s fiscal year 2016, with early adoption permitted. The Company does not expect the adoption of the guidance will have a material impact on the Company’s financial statements.

In May 2014, the FASB issued an accounting standards update that creates a single source of revenue guidance for companies in all industries. The new standard provides guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers, unless the contracts are within the scope of other accounting standards. It also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets. This guidance must be adopted using either a full retrospective approach for all periods presented or a modified retrospective approach and will be effective for fiscal years beginning after December 15, 2016, which will be the Company’s fiscal year 2017. The Company does not expect the adoption of the guidance will have a material impact on its financial statements.

3.	Fair Value Measurements

The following tables and disclosure present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$4,800	$—	$—	$4,800

Total	$4,800	$—	$—	$4,800

Liabilities
Preferred stock warrant liabilities	$—	$—	$2,460	$2,460

Total	$—	$—	$2,460	$2,460

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$1,000	$—	$—	$1,000

Total	$1,000	$—	$—	$1,000

Liabilities
Preferred stock warrant liabilities	$—	$—	$2,773	$2,773

Total	$—	$—	$2,773	$2,773

The carrying amounts of the Company’s financial instruments, including cash, restricted cash, deposits, accounts payable, and accrued liabilities, approximate fair value due to their short maturities. The Company’s lease obligation, term loan and convertible notes have fair values that approximate their carrying value based on prevailing borrowing rates available to the Company for loans with similar terms. Financial assets and liabilities, which are measured or disclosed at fair value on a recurring basis and are classified within the Level 3 designation, consist of preferred stock warrant liabilities. None of the Company’s non-financial assets or liabilities is recorded at fair value on a non-recurring basis for the periods presented. There were no transfers between levels within the fair value hierarchy during the periods presented.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

	Year Ended December 31,
	2014	2013
Balance, beginning of the period	$2,773	$2,475
Issuance of preferred stock warrants	868	570
Reclassification of stock award liability from equity upon modification	399	—
Reclassification of stock award liability to equity upon expiration	(292)	—
Change in fair value of stock award liability	(107)	—
Change in fair value of preferred stock warrant liabilities(1)	(1,181)	(272)

Balance, end of the period	$2,460	$2,773

(1)	Changes in fair value of the preferred stock warrant liabilities are recorded in other income (expense), net on the Statements of Operations and Comprehensive Loss.

The significant unobservable inputs used to determine the fair value of preferred stock warrant liabilities using an option-pricing model and the weighted average assumptions used in determining the fair value of the outstanding preferred stock warrant liabilities were as follows:

	Year Ended December 31,
	2014	2013
Risk-free interest rate	0.13%	0.12%
Expected dividend yield	—%	—%
Expected price volatility	107%	88%
Expected term (in years)	0.8	0.8

The details of the preferred stock warrants outstanding for the years ended December 31, 2014 and 2013 and the fair values on date of issuance are provided in Note 7.

4.	Restricted Cash

The Company maintained restricted cash of $0.3 million and $0.1 million as of December 31, 2014 and 2013, respectively. During July 2014, the Company entered into a cash secured letter of credit for $0.3 million required by the landlord associated with the May 2014 new headquarters lease.

5.	Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,
	2014	2013
Property and equipment:
Computer equipment and software	$91	$52
Furniture and fixtures	99	10
Leasehold improvements	305	—
Capital lease equipment	70	—

Total property and equipment	565	62
Less: accumulated depreciation and amortization	(91)	(43)

Property and equipment, net	$474	$19

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $51,000 and $18,000, respectively.

6.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	As of December 31,
	2014	2013
Research and development	$235	$382
Compensation expense	928	69
Clinical trial expenses	478	—
Professional services	709	49
Loan interest	4,153	1,770

Total accrued expenses and other liabilities	$6,503	$2,270

7.	Debt and Preferred Stock Warrants

2007 Convertible Notes

During 2007, the Company issued convertible notes (the 2007 Notes) in aggregate principal amount of $1.5 million. In conjunction with the issuance of the 2007 Notes, the Company issued to holders of the 2007 Notes freestanding warrants to purchase 48,138 shares of Series A preferred stock (the 2007 Warrants). In August 2007, the outstanding principal and accrued and unpaid interest was converted into 48,138 shares of Series A preferred stock. The 2007 Warrants expired unexercised in 2012.

2010 Convertible Notes

During March and July 2010, the Company issued convertible notes (the 2010 Notes) in aggregate principal amount of $9.0 million. The 2010 Notes were due and payable one year after the issuance date, if not converted, and accrued interest at a rate of 8% per annum. In conjunction with the issuance of the 2010 Notes, the Company issued to the holders of the 2010 Notes freestanding warrants to purchase 68,961 Series B preferred stock (the 2010 Warrants), which are contingently exercisable upon satisfaction of certain conditions.

In August 2010, the outstanding principal and accrued and unpaid interest on the 2010 Notes were converted into 634,472 shares of Series B preferred stock. In addition, the 2010 Warrants became exercisable at an exercise price of $14.50 per share. As of December 31, 2014, none of these warrants have been exercised.

2012 and 2013 Convertible Notes

On July 30, 2012, the Company entered into a Note and Warrant Purchase Agreement (the 2012 Convertible Note Agreement) for the issuance of convertible notes up to an aggregate principal amount of $17.0 million. In a first closing, the Company issued convertible notes for a principal amount of $10.0 million (the July 2012 Notes). The July 2012 Notes accrue interest at a rate of 8% per annum compounded annually and mature upon the earlier of July 30, 2013 or the date of the Company’s next equity financing with gross proceeds of not less than $10.0 million (the Next Equity Financing). The principal and accrued and unpaid interest on the July 2012 Notes are automatically convertible into the same securities to be sold at the Next Equity Financing at a price equal to the price of the securities issued in such Next Equity Financing. If the Next Equity Financing has not occurred, the July 2012 Notes provide that upon the Company’s initial public offering or certain corporate transactions, as defined in the 2012 Convertible Note Agreement, a majority of the principal amount of the July 2012 Notes (the Majority Note Holders) may elect to convert the principal and accrued and unpaid interest in the July 2012 Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events, or elect to have the principal and accrued and unpaid interest be repaid in full.

On January 22, 2013, the Company issued the remaining $7.0 million principal amount of convertible notes in a subsequent closing pursuant to the terms of the 2012 Convertible Note Agreement (the January 2013 Notes). The January 2013 Notes held consistent terms with the July 2012 Notes.

The July 2012 Notes and the January 2013 Notes matured on July 30, 2013 but were not repaid or converted pursuant to the original terms of the 2012 Convertible Note Agreement. On October 29, 2013, the Company amended the 2012 Convertible Note Agreement to increase the principal amount of convertible notes issuable under this agreement to an aggregate of $22.0 million and issued an additional principal amount of $5.0 million (the October 2013 Notes). The October 2013 Notes held consistent terms with the July 2012 Notes and the January 2013 Notes, with the exception of the maturity date which was September 30, 2014.

The amendment to the 2012 Convertible Note Agreement also provided that the maturity dates for the July 2012 Notes and January 2013 Notes were extended to September 30, 2014. The maturity extension was accounted by the Company as a debt modification. Under the modification accounting guidance, if the present value of the cash flows under the terms of a new debt instrument is less than ten percent different from the present value of the remaining cash flows under the terms of the original instrument, the modification is deemed to have been accomplished with debt instruments that are not substantially different. The Company determined that the present value of the July 2012 Notes and the January 2013 Notes prior to and after the October 2013 amendment were not substantially different and, therefore, determined a new effective interest rate of 16% as of the modification date based on the carrying amount of the original debt instrument and the revised cash flows. No fees or other consideration was paid to the note holders by the Company related to this maturity extension. All costs incurred with third parties directly related to the maturity extension were expensed as incurred.

On September 10, 2014 the Company amended the 2012 Note Agreement to extend the maturity date of the July 2012, January 2013, and October 2013 Notes from September 30, 2014 to March 18, 2015. No fees or other consideration was paid to the note holders by the Company related to the maturity extension. The Company determined a concession had been made and as such accounted for the change as a troubled debt restructuring with the impact reflected on a prospective basis from the date of the amendment.

March 2014 Convertible Notes

On March 18, 2014, the Company entered into a Note and Warrant Purchase Agreement (the 2014 Convertible Note Agreement) with the same investors as those described above, for the issuance of convertible notes for $8.0 million (the March 2014 Notes, and together with the July 2012, January 2013 and October 2013 Notes, the Convertible Notes). The March 2014 Notes held consistent terms with the 2012 Convertible Note Agreement and the July 2012, January 2013 and October 2013 Notes, as amended.

In December 2014, all the holders of the Convertible Notes elected to convert the principal and accrued and unpaid interest of the Convertible Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events, contingent upon the completion of an initial public offering occurring no later than June 30, 2015.

Preferred Stock Warrants

In connection with the issuance of the Convertible Notes, the Company issued to the holders of the Convertible Notes warrants equal to 25% of the principal amount of the Convertible Notes (the Warrant Coverage Amount). The warrants are exercisable for shares of the equity security sold at the Next Equity Financing or for shares of Series B preferred stock in the event of certain corporate transactions, an initial public offering, or on or before the maturity date if the Next Equity Financing has not occurred. The number of warrants exercisable is determined by dividing the Warrant Coverage Amount by either (i) the per share price of the Next Equity Financing in the event of the Next Equity Financing or (ii) $14.50, subject to adjustment for stock splits, recapitalization and certain other events in the event of a corporate transaction, the Company’s initial public offering or at the maturity date. The warrants expire seven years from their date of issuance and will also expire if unexercised prior to the completion of certain corporate transactions or the Company’s initial public offering.

The Company accounts for the warrants to purchase shares of convertible preferred stock issued in connection with the Convertible Notes as liabilities. The Company will continue to adjust the liability for changes in fair value of these warrants until the earlier of: (1) exercise of warrants; (2) expiration of warrants; (3) a corporate transaction as defined in the 2012 Convertible Note Agreement; or (4) the consummation of the Company’s initial public offering, at which time the liability will be reclassified to stockholders’ equity (deficit).

The estimated fair value of the warrants at issuance was determined using an option price model and key assumptions including the probabilities of liquidity scenarios, enterprise value, time to liquidity, risk-free interest rates, discount for lack of marketability and volatility. At execution of the 2012 Convertible Note Agreement, and the first closing of the July 2012 Notes, the Company considered the subsequent closing of the additional $7.0 million from the January 2013 Notes and warrants issuance to be probable. As a result and in accordance with authoritative guidance, the Company accounted for the warrants for both the July 2012 and January 2013 Notes upon issuance of the July 2012 Notes. The fair value of the Warrants and key valuation assumptions on the date of issuance were as follows (in thousands):

	Fair Value at Issuance	Risk-free Interest Rate	Expected Volatility	Expected Term (in Years)
July 2012 / January 2013	$1,986	0.18%	85%	0.9
October 2013	$570	0.11%	93%	0.9
March 2014	$619	0.07%	111%	0.5

In December 2014, the holders of preferred stock warrants issued in connection with the Convertible Notes elected to net exercise their warrants in the event of an initial public offering occurring no later than June 30, 2015.

As a result of the issuance of the July 2012 and October 2013 Notes, the Company recorded a beneficial conversion feature equal to the difference between the conversion price, assuming the notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock into which the Convertible Notes may be converted. The intrinsic value of this beneficial conversion feature was recorded by the Company as a debt discount and is amortized over the original debt repayment period utilizing the effective interest method. For the July 2012 and October 2013 Notes, the intrinsic value of the beneficial conversion feature recorded was $1.1 million and $1.1 million, respectively. Upon the occurrence of the contingent event underlying the conversion options, the Company may recognize a charge based on the difference, if any, between the actual conversion price and the fair market value of the preferred stock at the original issuance date of the July 2012 and October 2013 Notes. The January 2013 Notes did not contain a beneficial conversion feature as the difference between the conversion price, assuming such notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock was not beneficial to the investor on the issuance date. Further, the Company evaluated the July 2012 Notes, January 2013 Notes and October 2013 Notes in accordance with accounting guidance for derivatives and determined there was de minimis value to the embedded conversion features at issuance and at each subsequent reporting date through December 31, 2014.

The March 2014 Notes did not contain a beneficial conversion feature as the difference between the conversion price, assuming such notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock was not beneficial to the investor on the issuance date. Additionally, the Company evaluated and did not identify any further embedded redemption and conversion features within the March 2014 Notes requiring bifurcation and valuation as derivatives.

Interest expense was comprised of the following (in thousands):

	Year Ended December 31,
	2014	2013
Stated interest	$2,393	$1,422
Amortization of debt discount	$908	$1,241
Amortization of beneficial conversion feature	$928	$800

The aggregate unamortized debt discount and beneficial conversion feature related to the Convertible Notes was $0.2 million and $1.5 million as of December 31, 2014 and 2013, respectively.

Square 1 Bank Term Loan and Preferred Stock Warrant

In November 2011, the Company entered into a loan and security agreement with Square 1 Bank (the Term Loan) for a $4.0 million three-year term loan which was funded in December 2011. The Term Loan bears interest at 6% per annum and required 12 months of interest only payments through November 2012 followed by 24 equal monthly payments of principal and interest thereafter. The principal and unamortized debt discount balances of the Term Loan at December 31, 2013 were $1.8 million and $13,000, respectively. The Term Loan was paid in full and terminated in June 2014. The Company recorded a loss on extinguishment of debt of $20,000.

In connection with the Term Loan, the Company issued to Square 1 Bank a warrant to purchase 8,275 shares of Series B preferred stock with an exercise price of $14.50 per share. This warrant was immediately exercisable and expires seven years from the date of issuance. The warrant has not been exercised as of December 31, 2014. The Company accounts for this warrant as a liability because the underlying instrument into which the warrant is exercisable, Series B preferred stock, contains deemed liquidation provisions that are outside the control of the Company. The warrant is revalued to fair value at each reporting period.

The estimated fair value of the warrant at issuance was $48,000, which was recorded as a debt discount and amortized on a straight line basis over the term of the loan. The fair value was determined using the following assumptions: expected term of 1.6 years, risk free interest rate of 0.2% and expected volatility of 70%. The Company recorded interest expense and amortization of the debt discount of $0 and $0.2 million for the years ended December 31, 2014 and 2013, respectively.

Oxford Finance Term Loan and Preferred Stock Warrants

On June 30, 2014, the Company entered into an aggregate $15.0 million, four year term loan facility with Oxford Finance (the Loan). The Loan bears interest at a fixed rate of 6.954% per annum with interest only payments through December 31, 2015 followed by 30 equal payments of principal and interest until maturity at June 1, 2018. At the time of final payment, the Company is required to pay an exit fee of 4% of the original principal balance of the loan, which the Company recorded as a liability and debt discount at the origination of the Loan. In addition, the Company incurred loan origination fees of $0.1 million which were recorded as a loan discount and debt issuance costs of $0.1 million which were recorded as a deferred asset.

In connection with the Loan, the Company granted a security interest in all of its assets, except intellectual property, provided that a judicial authority could require the Company’s intellectual property to be part of the collateral package to the extent necessary to satisfy repayment if the company’s other secured assets are insufficient. The Loan prevents the Company from issuing dividends and contains customary affirmative and negative covenants. At December 31, 2014, the Company was in compliance with all loan covenants.

The Company is permitted to make voluntary prepayments of the Loan with a prepayment fee equal to (i) 3% of the loan prepaid during the first 12 months (ii) 2% of the term loan prepaid in months 13-24 and (iii) 1% of the loan thereafter. The Company is required to make mandatory prepayments of the outstanding loan upon the acceleration by the lenders following the occurrence of an event of default, along with a payment of the final payment, the prepayment fee and any other obligations that are due and payable at the time of prepayment.

In connection with the Loan, the Company issued warrants to the lenders to purchase an aggregate of 36,207 of Series B preferred stock at a purchase price of $14.50 per share, subject to adjustments for stock splits, recapitalizations, and certain other events. The warrants are immediately exercisable and expire on June 30, 2021. The warrants have not been exercised as of December 31, 2014. The Company accounts for these warrants as a liability as the underlying instrument into which the warrant is exercisable contains deemed liquidation provisions that are outside the control of the Company. The warrant liability is revalued to fair value at each reporting period.

The estimated fair value of the warrant at issuance was $0.2 million, which was recorded as a debt discount. The fair value of the warrants at issuance was determined using an option pricing model using the following assumptions: expected term of 0.5 years, risk free interest rate of 0.07% and expected volatility of 107%.

The Company evaluated the Loan in accordance with accounting guidance for derivatives and determined there was de minimis value to the identified derivative features at issuance.

The Company accounts for the debt discount and deferred asset utilizing the effective interest method. The Company recorded interest expense and amortization of the debt discount of $0.7 million for the year ended December 31, 2014.

Long-term debt and unamortized discount balances are as follows (in thousands):

As of December 31, 2014
Face value of term loan	$15,000
Exit fee	600
Unamortized debt discount associated with issuance of preferred stock warrants, exit fee, and loan origination fees	(811)

Term loan, net	$14,789

Future minimum payments under the term loan are as follows (in thousands):

Year ending December 31,
2015	$1,043
2016	6,554
2017	6,554
2018	3,877

Total future minimum payments	18,028
Less: unamortized interest	(2,428)
Less: exit fee	(600)

Present value of loan payments	$15,000

The Company used approximately $0.8 million of the proceeds to pay off its existing Term Loan with Square 1 Bank.

8.	Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheets in accordance with authoritative guidance. The preferred stock is not redeemable; however, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock may have the right to receive its liquidation preference under the terms of the Company’s certificate of incorporation.

On August 1, 2007, the Company issued 449,295 shares of Series A preferred stock at $31.16 per share raising net cash proceeds of $13.9 million. Concurrently, the outstanding 2007 Notes were converted into 48,138 shares of Series A preferred stock at a conversion price of $31.16 per share.

On July 22, 2008, the Company issued 497,433 shares of Series A preferred stock at $31.16 per share, raising net cash proceeds of $15.5 million.

On August 24, 2010, the Company issued 344,830 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $4.9 million pursuant to a Series B Preferred Stock Agreement (the Series B Purchase Agreement). Concurrently, the 2010 Notes including accrued and unpaid interest were converted into 634,472 shares of Series B preferred stock at a conversion price of $14.50 per share.

On October 13, 2010, the Company issued 103,447 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $1.5 million.

On March 22, 2011, the Company issued 1,068,973 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $15.5 million.

Dividend Provisions

The holders of each outstanding share of Series B preferred stock are entitled to receive annual, noncumulative dividends of 8% of the applicable original issue price per share when and if declared by the Board of Directors, prior and in preference to the holders of the Series A preferred stock and common stock. Following payment of dividends on shares of Series B preferred stock, each share of Series A preferred stock is entitled to receive annual, noncumulative dividends of 8% of the applicable original issuance price of per share when and as declared by the Board of Directors, in preference to any distribution to the holders of the common stock. Any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock. No dividends have been declared to date.

Liquidation Preference

        In the event of a liquidation or winding-up of the affairs of the Company, including a change in control, the holders of each Series B preferred stock share shall be entitled to receive 1.75 times the applicable original issuance price per share, plus declared and unpaid dividends in preference to any distribution to the holders of Series A preferred stock and the common stock. Thereafter, liquidation amounts plus declared and unpaid dividends are paid with the following preference: (1) Series A preferred stock, (2) Series A and B preferred stock and common stock on a pro rata basis as if all shares were converted to common stock until the holders of the preferred stock receive amounts equal to three times the original issue price per share of preferred stock. In the event that, if converted, the holders of preferred stock were to receive an amount greater than the amount that would be distributed to the holders if not converted, then the preferred stock shall be deemed to be converted to common stock for purposes of distributions to be made in a liquidation event.

Voting Rights

The holder of each of share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

Conversion Rights

Each share of preferred stock is convertible, at the option of the stockholder, into shares of common stock at any time after the date of issuance into a number of shares of common stock as is determined by dividing (a) the applicable per share conversion value by (b) the applicable conversion price as such values are set forth in the Company’s certificate of incorporation. The resulting initial per share conversion rate is one share of common stock for each share of Series B preferred stock and 1.5226 shares of common stock for each share of Series A preferred stock, as adjusted for stock splits, recapitalizations and certain other events.

Each share shall automatically convert upon (1) election of holders of at least 70% of the then outstanding shares of the Series A preferred stock and holders of at least 70% of the then outstanding shares of the Series B preferred stock, each voting separately as a class, or (2) the closing of an underwritten initial public offering of the Company’s common stock with aggregate proceeds of at least $30.0 million and a price of $43.50 per share, as adjusted for stock splits, recapitalizations and certain other events.

In December 2014, the preferred stockholders elected automatic conversion of all outstanding preferred stock, including those shares of preferred stock resulting from the conversion of the Convertible Notes, into the Company’s common stock contingent upon the completion of an initial public offering no later than June 30, 2015 and waived any other conversion requirements under the terms of the Company’s certificate of incorporation.

The authorized shares, purchase price, number of shares outstanding, and liquidation amount by series of preferred stock as of December 31, 2014 and 2013, are as follows (in thousands, except share and per share data):

As of December 31, 2014:

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Value
Series A preferred stock	1,043,011	$31.16	994,866	$31,000
Series B preferred stock	5,133,477	$14.50	2,151,722	54,600

Total preferred stock	6,176,488		3,146,588	$85,600

As of December 31, 2013:

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Value
Series A preferred stock	1,043,011	$31.16	994,866	$31,000
Series B preferred stock	4,338,221	$14.50	2,151,722	54,600

Total preferred stock	5,381,232		3,146,588	$85,600

Common Stock Reserved for Issuance

Common stock reserved for issuance is as follows:

	As of December 31,
	2014	2013
Conversion of preferred stock	3,902,675	3,836,805
Conversion of preferred stock warrants	113,443	77,236
Stock options issued and outstanding	776,636	527,950
Authorized for future stock awards or option grants	385,905	334,651

Total	5,178,659	4,776,642

At December 31, 2014 and 2013, the Company has an aggregate of $30.0 million and $22.0 million, respectively, in principal amount and $4.2 million and $1.8 million, respectively, of accrued interest on the outstanding Convertible Notes. The Convertible Notes and associated preferred stock warrants, may be convertible into securities sold at the Next Equity Financing at a price equal to the price of the stock issued in such a financing or into Series B preferred stock at $14.50 per share upon occurrence of certain future events. As the prices are not determinable until the occurrence of these future events (see Note 7), the Company has excluded the Convertible Notes and associated preferred stock warrants from the above table.

9.	Stock-Based Compensation Expense

In August 2007, the Company adopted the 2007 Stock Option Plan (the 2007 Plan). The 2007 Plan provides for issuance of incentive and nonstatutory stock options, and stock purchase rights to acquire restricted stock to employees, non-employee directors and consultants of the Company. In March 2010, the Company terminated the 2007 Plan to set up the 2010 Stock Option Plan (the 2010 Plan), as the successor to the 2007 Plan. Concurrently, the Company canceled 79,466 unissued stock options and transferred 29,363 shares that were formerly reserved for issuance under the 2007 Plan to the 2010 Plan. Further, any stock options subsequently forfeited under the 2007 Plan were not available for future re-issuance either under the 2007 Plan or the 2010 Plan. These transactions resulted in 50,919 shares of the Company’s common stock which remained authorized for issuance under the 2007 Plan.

The 2010 Plan provides for issuance of incentive and nonstatutory options and stock purchase rights to acquire restricted stock to employees, non-employee directors and consultants of the Company. During 2010, 2011, 2013 and April 2014, the 2010 Plan was amended to increase the number of shares reserved for issuance to 1,160,904 shares. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions in the 2007 Plan and 2010 Plan. Options granted by the Company generally vest over a period of four years and expire no later than ten years after the date of grant. Options may be exercised prior to vesting, subject to a right of repurchase by the Company. The exercise price of an incentive or non-qualified stock option shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an incentive stock option and nonstatutory stock option granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the share on the date of grant, respectively, as determined by the Board of Directors.

Our board of directors and stockholders adopted the 2014 Equity Incentive Plan (the 2014 Plan). The 2014 Plan became effective immediately upon adoption although no awards may be made under it until the effective date of an initial public offering. Our 2014 Plan will replace our 2010 Plan, and no further grants will be made under such 2010 Plan in the event of an initial public offering. However, options outstanding under the 2010 Plan and our 2007 Plan will continue to be governed by their existing terms.

The following table summarizes stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	624,416	$4.70	8.11
Granted	119,053	$5.02		$1.96
Exercised	(14,097)	$4.49
Canceled	(201,422)	$4.86

Outstanding at December 31, 2013	527,950	$4.72	7.62
Granted	605,172	$7.07		$5.75
Exercised	—	$—
Canceled	(356,486)	$4.67

Outstanding at December 31, 2014	776,636	$6.57	8.72

Vested and expected to vest at December 31, 2014	746,462	$6.30

Vested and exercisable at December 31, 2014	149,917	$4.85

For the years ended December 31, 2014 and 2013, the total fair value of vested options was $1.3 million and $1.5 million, respectively.

In February 2013, the Company granted performance-based stock options for 118,676 shares of common stock to its employees. The performance-based stock options will vest, if at all, upon the closing of certain strategic or financing transactions by December 31, 2013. During 2013, satisfaction of the performance condition was not considered probable and accordingly, no stock-based compensation expense was recognized for these performance-based grants. All of these performance-based options expired on December 31, 2013.

In February 2014, the Board of Directors approved an extension to the post-termination exercise period for 157,824 vested stock options held by the former Chief Executive Officer from April 2014 to October 2014. This modification, which was made subsequent to his employment with the Company, was treated as a new award and was accounted for as a liability as there was a possibility for cash settlement of the stock options. The Company recognized $0.1 million in compensation costs on the date of modification and reclassified $0.4 million related to these awards previously recorded in equity to stock award liability. The fair value of the stock award liability was determined using Black-Scholes option-pricing model with expected risk free rate of 0.10%, volatility of 105.34%, dividend yield of zero and term of 0.7 years. The stock award liability was subsequently adjusted to its estimated fair value each reporting period using the Black-Scholes option-pricing method with the change in fair value of the liability recorded as stock-based compensation expense. In October 2014, the options expired unexercised, and the Company reclassified the outstanding stock award liability to equity for $0.3 million.

In July 2014, the Company’s board of directors approved 154,165 shares of common stock options to be granted to certain employees concurrent with the completion of an initial public offering, with an exercise price equal to the initial public offering price.

In December 2014, the Company’s board of directors approved 7,500 shares of common stock options to be granted to certain members of the board of directors concurrent with the completion of an initial public offering, with an exercise price equal to the initial public offering price.

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise. The aggregate intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $0 and $10,000, respectively.

As of December 31, 2014 and 2013, there was approximately $2.7 million and $0.4 million, respectively, of total unrecognized stock-based compensation expense related to nonvested equity awards. Such cost is expected to be recognized over a weighted-average period of 3.2 years and 2.1 years, respectively.

The following table presents the weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options granted in the periods presented:

	Year Ended December 31,
	2014	2013
Risk-free interest rate	1.83%—2.29%	1.10%—1.68%
Expected dividend yield	— %	— %
Expected price volatility	94.50%—105.40%	95.75%—96.13%
Expected term (in years)	7.0	0.9—10.0
Weighted-average grant date fair value for options granted	$5.75	$1.96

The fair value of each stock option grant was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Risk-Free Interest Rate. The risk-free rate assumption is based on observed U.S. Treasury instruments with terms consistent to the expected term of the Company’s stock options.

Expected Volatility. Due to the Company’s limited operating history and lack of historical or implied volatility, the expected volatility assumption was determined based on historical volatilities of a group of similar industry companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected Dividend Yield. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The company has not paid and has no present intention to pay dividends.

Expected Term. The expected term of stock options represents the weighted-average period that the stock options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the options ordinary vesting period and the contractual term.

Forfeiture Rate. The Company reduces stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant based on historical experience, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Fair Value of Common Stock. Historically, the fair value of the shares of common stock underlying the stock options has been the responsibility of and determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors determined fair value of common stock at the time of grant of the option by considering a number of objective and subjective factors including independent third-party valuations of the Company’s common stock, sales prices of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors.

Stock-based compensation expense related to options granted was allocated as follows (in thousands):

	Year Ended December 31,
	2014	2013
Research and development	$151	$188
General and administrative	594	235

Total	$745	$423

Aggregate options outstanding, vested and exercisable by exercise price at December 31, 2014 are as follows (in thousands except share and per share data):

Options Outstanding				Options Vested and Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value
$3.70 — $11.62	776,636	8.72	$1,681	149,917	$4.85	$567

The intrinsic values of outstanding, vested and exercisable options were determined by multiplying the number of shares by the difference between the exercise price of the options and the fair value of the common stock as of December 31, 2014 of $8.63 per share.

10.	Commitments

The Company leased office space for approximately 7,500 square feet that expired in November 2013.

The Company leased office space encompassing approximately 7,000 square feet that expired in August 2014.

In May 2014, the Company entered into a five-year operating lease agreement for new corporate headquarters for approximately 7,400 square feet of office space. The lease contains escalating rent payments over the lease term and approximately $0.3 million tenant improvement allowance. The lease term commenced on August 8, 2014. The lease also contains an option to extend the term for an additional five years.

Future minimum lease payments as of December 31, 2014, are summarized as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31,
2015	$26	$287
2016	26	296
2017	17	304
2018	—	314
Thereafter	—	213

Total minimum lease payments	69	$1,414

Less: interest	(8)

Present value of minimum lease payments	61
Less: current portion of capital leases	21

Capital leases, net of current portion	$40

The Company recognizes its rent expense on a straight-line basis over the noncancelable term of its operating lease. Rent expense for the years ended December 31, 2014 and 2013, was $0.3 million and $0.2 million, respectively.

11.	Income Taxes

The following table provides a reconciliation between income taxes computed at the federal statutory rate of 34% and the provision for income taxes:

	Year Ended December 31,
	2014	2013
Expected income tax benefit at the federal statutory tax	34.0%	34.0%
State income taxes, net of federal benefit	5.4	(4.3)
Other	1.7	3.8
Change in valuation allowance	(42.2)	(33.5)

Income tax (benefit) expense	(1.1%)	0.0%

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	As of December 31,
	2014	2013
Deferred tax assets:
Net operating loss	$33,485	$27,307
Capitalized research and development	6,045	3,648
Research and development tax credit	1,345	840
Depreciation and amortization	819	854
Stock-based compensation	489	288
Accrued expenses	330	27
Deferred rent	110	—

Total deferred tax assets	42,623	32,964
Deferred tax liabilities:
Beneficial conversion feature	(13)	(387)

Net deferred tax asset	42,610	32,577
Less: valuation allowance	(42,610)	(32,577)

Net deferred tax assets	$—	$—

At December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $90.8 million and $44.9 million, respectively. The federal loss carryforwards will begin expiring in 2026, and the state loss carryforwards will begin expiring in 2016, unless previously utilized. The Company also has federal and California research and development credit carryforwards totaling $1.6 million and $0.4 million, respectively. The federal research and development credit carryforwards will begin to expire in 2033, unless previously utilized. The California research credits do not expire.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Based on the weight of all evidence, including a history of operating losses and the Company’s ability to generate future taxable income to realize these assets, management has determined that it is more likely than not that the net deferred tax assets will not be realized and a full valuation allowance has been established to offset the net deferred tax asset. The Company’s valuation allowance increased by approximately $10.0 million and $6.4 million during 2014 and 2013, respectively.

Future utilization of the Company’s net operating loss and research and development credits carryforwards to offset future taxable income may be subject to an annual limitation, pursuant to Internal Revenue Code (IRC) Sections 382 and 383, as a result of ownership changes that may have occurred or that could occur in the future. An ownership change occurs when a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards.

The Company does not expect this analysis to be completed within the next 12 months and, as a result, the Company does not expect the unrecognized tax benefits will change within 12 months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not change the Company’s effective tax rate. The Company has not been audited by the Internal Revenue Service or any state tax authority. The Company is subject to taxation in the United States. Because of the net operating loss and research credit carryforwards, substantially all of the tax years, from 2006 through 2013, remain open to U.S. federal and state tax examinations.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. There were no unrecognized tax benefits recorded by the Company. There are no unrecognized tax benefits included in the balance sheets that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters as income tax expense. The Company has no accruals for interest or penalties on its accompanying balance sheets as of December 31, 2014 and 2013, and has not recognized interest and/or penalties in its Statements of Operations and Comprehensive Loss for the year ended December 31, 2014.

The Company is subject to taxation in the United States and California. The Company is subject to tax examination by tax authorities in those jurisdictions for 2008 and forward.

During the years 2009 and 2010 the Company recorded a total of $1.0 million as an income tax benefit in the statements of operations and comprehensive loss for the sale of net operating losses of $1.1 million under the New Jersey Economic Development Agency (NJEDA) Technology Tax Certificate Transfer Program. During 2014, the Company repaid the NJEDA $0.3 million as a pro-rated portion of the sales price of the sale of the net operating losses because the Company did not maintain its headquarters in the state of New Jersey for a period of five years subsequent to the sale. The repayment is recorded as an income tax expense in the accompanying Statements of Operations and Comprehensive Loss.

12.	Takeda License

In August 2007, as amended in November 2009, the Company entered into an exclusive license agreement with Takeda Pharmaceutical Company Limited (Takeda). The license provides the Company with the worldwide right to manufacture, develop and commercialize cenicriviroc and TAK-220. Under this agreement, through December 31, 2014, the Company paid to Takeda an upfront license fee of $3.0 million which was expensed to research and development. Additionally, the Company is obligated to pay to Takeda up to $102.0 million in the aggregate in development and sales milestones. The Company is also obligated to pay to Takeda tiered royalties based on aggregate annual net sales of all licensed products from the high single digit to the low double digit percentage of net sales, subject to certain reductions and exceptions. The Company’s obligation to pay royalties to Takeda expires on a country-by-country basis on the later of either expiration of the last to expire patent assigned to the Company under the agreement, or the earlier of the twelfth anniversary of the first commercial sale of the product or one or more generic versions of the product achieving a certain market share in such country.

13.	Subsequent Events

The Company has evaluated subsequent events through March 4, 2015:

On January 14, 2015, and as amended on January 23, 2015, the Company entered into a definitive Agreement and Plan of Merger and Reorganization (merger agreement) under which it will merge with Regado Biosciences, Inc. (NASDAQ: RGDO) (Regado) in an all-stock transaction. Subject to the terms and conditions of the merger agreement, at the closing of the transaction, Regado will be renamed Tobira Therapeutics, Inc., and will be under the leadership of Tobira’s chief executive officer.

On a pro forma basis, prior to the financing transaction discussed below, based upon the number of shares of Regado common stock to be issued in the merger, current Regado stockholders will own approximately 32% of the combined company and current Tobira stockholders will own approximately 68% of the combined company (determined before accounting for the financing transaction discussed below). The final number of shares will be subject to adjustments at closing based on each company’s cash balances and other matters at closing. The transaction has been approved by the board of directors of both companies. The merger is expected to close in the second quarter of 2015, subject to the approval of the stockholders of each company, review by the Securities and Exchange Commission and other customary closing conditions as detailed in the merger agreement.

Concurrent with the execution of the merger agreement, a Tobira investor syndicate has committed to invest up to $22.0 million in the combined company. This financing is expected to fully fund the CVC development program through the completion of the Phase 2b program. The financing is expected to close before or concurrently with the completion of the merger.

On January 24, 2015, the Company amended the Convertible Notes to extend the maturity date from March 18, 2015 such that they mature on the earlier of the completion of the merger with Regado Biosciences (the Merger) or the Next Equity Financing.

On January 24, 2015, the holders of the Convertible Notes elected to convert the principal and accrued and unpaid interest of the Convertible Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events upon the completion of the Merger. Additionally, the holders of preferred stock warrants issued in connection with the Convertible Notes elected to net exercise their warrants upon closing of the Merger.

On January 24, 2015, the preferred stockholders elected automatic conversion of all outstanding preferred stock, including those shares of preferred stock resulting from the conversion of the Convertible Notes, into the Company’s common stock upon the completion of the Merger and waived any other conversion requirements under the terms of the Company’s certificate of incorporation.

On February 2, 2015, a purported stockholder of Regado filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery of the State of Delaware, challenging the proposed all-stock Merger of Regado with Tobira. On February 25, 2015, a second putative class-action lawsuit challenging the Merger was filed in Delaware (captioned Gilboa v. Regado Biosciences, Inc., Case No. 10720-CB). The complaints name as defendants: (i) each member of Regado’s Board of Directors, (ii) Regado, (iii) Tobira, and (iv) Landmark Merger Sub Inc. The plaintiffs allege that Regado’s directors breached their fiduciary duties to Regado’s stockholders by, among other things, (a) agreeing to merge Regado with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. The plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. The plaintiffs seek an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. Tobira believes the litigation is without merit.